Exhibit 21.1
Subsidiaries of Newpark Resources, Inc.
December 31, 2017

1	AVA ALGERIE E.U.R.L.
2	AVA INTERNATIONAL DRILLING FLUIDS LTD.
3	AVA UKRAINE, LLC
4	DBM SERVICIOS, S.A. de C.V.
5	DURA-BASE DE MEXICO S.A. DE C.V.
6	DURA-BASE NEVADA, INC.
7	EXCALIBAR MINERALS LLC
8	NEWPARK AUSTRALIA PTY LTD
9	NEWPARK CANADA, INC.
10	NEWPARK CHILE LIMITADA
11	NEWPARK DRILLING FLUIDS (AUSTRALIA) LIMITED
12	NEWPARK DRILLING FLUIDS (NEW ZEALAND) LIMITED
13	NEWPARK DRILLING FLUIDS (THAILAND) LIMITED
14	NEWPARK DRILLING FLUIDS AFRICA S.A.R.L.
15	NEWPARK DRILLING FLUIDS ASIA PACIFIC LLC
16	NEWPARK DRILLING FLUIDS CYPRUS LTD
17	NEWPARK DRILLING FLUIDS do BRASIL TRATAMENTO de FLUIDOS LTDA.
18	NEWPARK DRILLING FLUIDS EASTERN EUROPE S.R.L.
19	NEWPARK DRILLING FLUIDS GABON SUARL
20	NEWPARK DRILLING FLUIDS GERMANY GMBH
21	NEWPARK DRILLING FLUIDS GULF LLC
22	NEWPARK DRILLING FLUIDS GUYANA INC
23	NEWPARK DRILLING FLUIDS HOLDINGS LLC
24	NEWPARK DRILLING FLUIDS INDIA PRIVATE LIMITED
25	NEWPARK DRILLING FLUIDS INTERNATIONAL LLC
26	NEWPARK DRILLING FLUIDS KAZAKHSTAN LIMITED LIABILITY PARTNERSHIP
27	NEWPARK DRILLING FLUIDS LLC
28	NEWPARK DRILLING FLUIDS MIDDLE EAST LIMITED
29	NEWPARK DRILLING FLUIDS PANNONIA KFT
30	NEWPARK DRILLING FLUIDS PERSONNEL SERVICES LLC
31	NEWPARK DRILLING FLUIDS S.P.A.
32	NEWPARK DRILLING FLUIDS TUNISIA S.A.R.L.
33	NEWPARK DRILLINGS FLUIDS TRINIDAD AND TOBAGO UNLTD
34	NEWPARK ENVIRONMENTAL WATER SOLUTIONS LLC
35	NEWPARK HOLDINGS ALBERTA INC
36	NEWPARK INTERNATIONAL UK LIMITED
37	NEWPARK LATIN AMERICA LLC
38	NEWPARK MATS & INTEGRATED SERVICES LLC
39	NEWPARK TEXAS, L.L.C.
40	NEWPARK URUGUAY S.R.L.
41	PRAGMATIC DRILLING FLUIDS ADDITIVES LTD
42	PT RHEOCHEM INDONESIA
43	TECHNOLOGY AND ENGINEERING FOR DRILLING FLUIDS JSC
44	TERRAFIRMA ROADWAYS LIMITED